Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Credit Suisse Mutual Funds’ listed in Appendix A of our reports dated December 23, 2020, relating to the financial statements and financial highlights, which appear in the Credit Suisse Mutual Funds’ Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings, "Financial Highlights", "Independent Registered Public Accounting Firm and Counsel" and "Disclosure of Portfolio Holdings" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2021

Appendix A

CREDIT SUISSE COMMODITY RETURN STRATEGY FUND

CREDIT SUISSE FLOATING RATE HIGH INCOME FUND

CREDIT SUISSE STRATEGIC INCOME FUND

CREDIT SUISSE MANAGED FUTURES STRATEGY FUND

CREDIT SUISSE MULTIALTERNATIVE STRATEGY FUND

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